Exhibit 99.1

Revolution Medicines Reports Third Quarter 2024 Financial Results and Update on Corporate Progress

Phase 3 pivotal trial underway evaluating RMC-6236 in patients with metastatic pancreatic ductal adenocarcinoma (PDAC), supported by compelling clinical profile

First clinical results for RMC-9805, a RAS(ON) G12D-selective inhibitor, demonstrate encouraging safety, tolerability and antitumor activity in patients with PDAC harboring a KRAS G12D mutation

Company on track to provide update on lung cancer programs in the fourth quarter of 2024

Revolution Medicines to hold webcast today at 4:30 p.m. Eastern Time

REDWOOD CITY, Calif., November 6, 2024 (GLOBE NEWSWIRE) -- Revolution Medicines, Inc. (Nasdaq: RVMD), a clinical-stage oncology company developing targeted therapies for patients with RAS-addicted cancers, today announced its financial results for the quarter ended September 30, 2024, and provided an update on corporate progress.

The company is committed to revolutionizing treatment for patients with RAS-addicted cancers through the discovery, development and delivery of innovative, targeted medicines across lines of therapy and tumor types.

“We’ve made enormous progress on behalf of patients against this year’s strategic priorities, having now demonstrated encouraging clinical results for our three pioneering clinical-stage RAS(ON) inhibitors. Recently updated data for RMC-6236 continued to elaborate its compelling clinical profile, including highly encouraging progression-free survival and overall survival in patients with previously treated pancreatic cancer, and a Phase 3 pivotal study is now underway. A first report on RMC-9805 showcased its encouraging initial clinical profile in patients with KRAS G12D pancreatic cancer, marking the first oral, covalent, mutant-selective investigational drug to show initial promise in patients with tumors harboring this common mutation,” said Mark A. Goldsmith, M.D., Ph.D., chief executive officer and chairman of Revolution Medicines. “We believe these are major milestones on our path toward serving patients with RAS-addicted cancers, and we expect to provide additional updates before year-end that should help set the stage for continued pipeline progress in our multilayered approach in 2025.”

Recent Clinical Highlights & Upcoming Milestones

Pancreatic Cancer

The company currently has two RAS(ON) inhibitors being developed for patients with advanced or metastatic PDAC, RMC-6236, a RAS(ON) multi-selective inhibitor, and RMC-9805, a RAS(ON) G12D-selective inhibitor. The company is currently evaluating both compounds as monotherapy and in combination regimens.

RMC-6236 Clinical Updates

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On October 21, 2024, the company reported that the first patient was dosed in RASolute 302, a Phase 3 registrational study evaluating RMC-6236 compared with standard-of-care chemotherapy in patients with previously treated metastatic PDAC. Timing of RASolute 302 data readout will be event-driven after the study is fully enrolled.
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On October 23, 2024, the company reported updated clinical safety/tolerability and efficacy data from its ongoing RMC-6236 monotherapy study at the EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics (Triple meeting) in Barcelona. As of the July 23, 2024 data cutoff date, RMC-6236 demonstrated compelling antitumor activity, including encouraging progression-free survival (median 8.5 months) and overall survival (median 14.5 months) among second-line PDAC patients with tumors harboring a KRAS G12X mutation who received doses from 160 mg to 300 mg daily. The safety/tolerability findings were generally consistent with previously reported data, and no new safety signals were observed.

RMC-9805 Clinical Updates

•
On October 25, 2024, the company reported initial safety/tolerability and antitumor activity data from the RMC-9805 monotherapy dose-escalation study in patients with KRAS G12D tumors at the Triple meeting. As of the September 2, 2024 data cutoff date, RMC-9805 demonstrated an encouraging safety and tolerability profile among patients treated at all dose levels and across tumor types and showed encouraging initial antitumor activity in patients with PDAC treated at multiple dose levels and particularly among those who received 1200 mg once daily or 600 mg twice daily; 1200 mg once daily is a candidate recommended Phase 2 dose and schedule.
•
Evaluation of RMC-9805 in combination with RMC-6236 in a Phase 1 study is ongoing in patients with KRAS G12D solid tumors.

Beyond Pancreatic Cancer:

The company is currently evaluating its clinical-stage RAS(ON) inhibitors as monotherapy and/or combinations in patients with additional solid tumors carrying RAS mutations.

Upcoming Milestones

•
The company plans to provide updated data from its ongoing study of RMC-6236 monotherapy in patients with NSCLC in the fourth quarter of 2024. The company currently expects to reach regulatory alignment and initiate a Phase 3 registrational study evaluating RMC-6236 as monotherapy in patients with previously treated, advanced RAS-mutant NSCLC in the first quarter of 2025.

•
The company also plans to share initial clinical pharmacokinetics (PK), safety/tolerability and antitumor activity data from a combination study evaluating RMC-6236 with pembrolizumab in the fourth quarter of 2024.

•
Evaluation of the company’s RAS(ON) doublet combination of RMC-6291 with RMC-6236 is ongoing, and the company currently expects to disclose initial clinical PK, safety/tolerability and antitumor activity data from this combination study in the fourth quarter of 2024.

•
The company is evaluating the combination of RMC-6291 with pembrolizumab, with or without chemotherapy, in patients with advanced NSCLC, and currently expects to disclose initial clinical PK, safety/tolerability and antitumor activity data from this combination study in the first half of 2025.

Financial Highlights

Third Quarter Results

Cash Position: Cash, cash equivalents and marketable securities were $1.55 billion as of September 30, 2024.

R&D Expenses: Research and development expenses were $151.8 million for the quarter ended September 30, 2024, compared to $107.7 million for the quarter ended September 30, 2023. The increase in expense was primarily due to increases in clinical trial expenses for RMC-6236, RMC-6291 and RMC-9805, personnel-related expenses related to additional headcount and stock-based compensation expense.

G&A Expenses: General and administrative expenses were $24.0 million for the quarter ended September 30, 2024, compared to $15.5 million for the quarter ended September 30, 2023. The increase was primarily due to increases in personnel-related expenses associated with additional headcount, commercial preparation activities and stock-based compensation expense.

Net Loss: Net loss was $156.3 million for the quarter ended September 30, 2024, compared to net loss of $108.4 million for the quarter ended September 30, 2023.

Financial Guidance

Revolution Medicines is reiterating projected full year 2024 GAAP net loss guidance of between $560 million and $600 million, which includes estimated non-cash stock-based compensation expense of between $70 million and $80 million. Based on the company’s current operating plan, the company projects current cash, cash equivalents and marketable securities can fund planned operations into 2027.

Webcast

Revolution Medicines will host a webcast this afternoon, November 6, 2024, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To listen to the live webcast, or access the archived webcast, please visit: https://ir.revmed.com/events-and-presentations. Following the live webcast, a replay will be available on the company’s website for at least 14 days.

About Revolution Medicines, Inc.

Revolution Medicines is a clinical-stage oncology company developing novel targeted therapies for RAS-addicted cancers. The company’s R&D pipeline comprises RAS(ON) inhibitors designed to suppress diverse oncogenic variants of RAS proteins. The company’s RAS(ON) inhibitors RMC-6236, a RAS(ON) multi-selective inhibitor, RMC-6291, a RAS(ON) G12C-selective inhibitor, and RMC-9805, a RAS(ON) G12D-selective inhibitor, are currently in clinical development. Additional development opportunities in the company’s pipeline focus on RAS(ON) mutant-selective inhibitors, including RMC-5127 (G12V), RMC-0708 (Q61H) and RMC-8839 (G13C), in addition to RAS companion inhibitors RMC-4630 and RMC-5552.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered "forward-looking statements," including without limitation statements regarding the company’s financial projections and expectations related to the company’s capital resources; the company’s development plans and timelines and its ability to advance its portfolio and R&D pipeline; the potential advantages and effectiveness of the company’s clinical and preclinical candidates, including its RAS(ON) inhibitors; progression of clinical studies and findings from these studies, including the safety, tolerability, potential efficacy and durability of the company’s candidates being studied; the company’s expectations regarding timing of data disclosures, regulatory alignment and clinical study initiation; the company’s plans to revolutionize treatment for patients with RAS-addicted cancers; readout of the company’s clinical trials; and the company’s commercial plans. Forward-looking statements are typically, but not always, identified by the use of words such as "may," "will," "would," "believe," "intend," "plan," "anticipate," "estimate," "expect," and other similar terminology indicating future results. Such forward-looking statements are subject to substantial risks and uncertainties that could cause the company’s development programs, future results, performance or achievements to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation risks and uncertainties inherent in the drug development process, including the company’s programs’ current stage of development, the process of designing and conducting preclinical and clinical trials, risks that the results of prior clinical trials may not be predictive of future clinical trials, clinical efficacy, or other future results, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, the company’s ability to successfully establish, protect and defend its intellectual property, other matters that could affect the sufficiency of the company’s capital resources to fund operations, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape, and the effects on the company’s business of the global events, such as international conflicts or global pandemics. For a further description of the risks and uncertainties that could cause actual results to differ from those anticipated in these forward-looking statements, as well as risks relating to the business of Revolution Medicines in general, see Revolution Medicines’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 6, 2024, and its future periodic reports to be filed with the SEC. Except as required by law, Revolution Medicines undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Media & Investor Contacts

media@revmed.com

investors@revmed.com

REVOLUTION MEDICINES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Collaboration revenue	$—	$—	$—	$10,838
Total revenue	—	—	—	10,838
Operating expenses:
Research and development	151,752	107,735	404,129	274,663
General and administrative	23,960	15,513	69,085	43,377
Total operating expenses	175,712	123,248	473,214	318,040
Loss from operations	(175,712)	(123,248)	(473,214)	(307,202)
Other income, net:
Interest income	20,411	10,947	65,658	28,505
Other income (expense), net	282	—	(2,511)	—
Change in fair value of warrant liabilities and contingent earn-out shares	(1,269)	—	4,543	—
Total other income, net	19,424	10,947	67,690	28,505
Loss before income taxes	(156,288)	(112,301)	(405,524)	(278,697)
Benefit from income taxes	—	3,867	—	3,867
Net loss	$(156,288)	$(108,434)	$(405,524)	$(274,830)
Net loss per share attributable to common stockholders, basic and diluted	$(0.94)	$(0.99)	(2.45)	$(2.65)
Weighted-average common shares used to compute net loss per share, basic and diluted	166,843,984	109,233,084	165,576,333	103,702,501

REVOLUTION MEDICINES, INC.

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	September 30, 2024	December 31, 2023

Cash, cash equivalents and marketable securities	$1,549,481	$1,852,955
Working capital (1)	1,468,276	1,735,430
Total assets	1,762,999	2,061,705
Total liabilities	196,695	235,511
Total stockholders' equity	1,566,304	1,826,194

(1)
Working capital is defined as current assets less current liabilities.